                                                           EXHIBIT 10.95



                          AGREEMENT AND PLAN OF MERGER


                                     between


                               INTERCARDIA, INC.,

                          TRANSCELL TECHNOLOGIES, INC.

                                       and

                        INTERNEURON PHARMACEUTICALS, INC.




                                  March 2, 1998

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----

ARTICLE 1 The Merger .....................................................................  1
   1.1.   The Merger .....................................................................  1
   1.2    Effective Time .................................................................  1

ARTICLE 2 Certificate of Incorporation and Bylaws of the Surviving Corporation............  2
   2.1.   Certificate of Incorporation ...................................................  2
   2.2.   Bylaws .........................................................................  2

ARTICLE 3 Directors and Officers of the Surviving Corporation.............................  2
   3.1.   Directors ......................................................................  2
   3.2.   Officers .......................................................................  2

ARTICLE 4 Consideration and Closing.......................................................  3
   4.1.   Transcell Securities ...........................................................  3
   4.2.   Exchange of Certificates Representing Capital Stock ............................  6
   4.3.   Adjustment of Merger Consideration .............................................  7
   4.4.   Dissenting Transcell Shareholders ..............................................  7
   4.5.   The Closing ....................................................................  8

ARTICLE 5 Representations and Warranties of Transcell.....................................  8
   5.1.   Existence; Good Standing; Corporate Authority ..................................  8
   5.2.   Authorization, Validity and Effect of Agreements ...............................  9
   5.3.   Compliance with Laws ...........................................................  9
   5.4.   Capitalization .................................................................  9
   5.5.   Subsidiaries ................................................................... 10
   5.6.   No Violation ................................................................... 10
   5.7.   Financial Statements ........................................................... 11
   5.8.   Litigation ..................................................................... 11
   5.9.   Absence of Certain Changes ..................................................... 11
   5.10.  Taxes .......................................................................... 11
   5.11.  Employee Benefit Plans ......................................................... 13
   5.12   Labor and Employment Matters ................................................... 14
   5.13   Brokers and Finders ............................................................ 14
   5.14   Opinion of Financial Advisor ................................................... 14
   5.15   Material Contracts ............................................................. 14
   5.16   Intellectual Property: Technology .............................................. 15
   5.17   Investments .................................................................... 16
   5.18   Insurance ...................................................................... 16
   5.19   Product Liability .............................................................. 16
   5.20   Governmental Approvals ......................................................... 16

ARTICLE 6 Representations and Warranties of Intercardia................................... 17
   6.1    Existence; Good Standing; Corporate Authority .................................. 17
   6.2    Subsidiaries ................................................................... 17
   6.3    Authorization; Validity and Effect of Agreements ............................... 17
   6.4    Litigation ..................................................................... 18
   6.5    No Violation ................................................................... 18
   6.6    Capital Stock of Intercardia ................................................... 18
   6.7    SEC Reports; Financial Statements .............................................. 19
   6.8    Brokers and Finders ............................................................ 19
   6.9    Opinion of Financial Advisor ................................................... 20

ARTICLE 7 Covenants....................................................................... 20
   7.1    No Solicitation ................................................................ 20
   7.2    Interim Operations ............................................................. 20
   7.3    Stockholder Approvals; Information Statement ................................... 23
   7.4    Filings; Other Action .......................................................... 25
   7.5    Access to Information .......................................................... 25
   7.6    Publicity ...................................................................... 25
   7.7    Further Action ................................................................. 26
   7.8    Insurance; Indemnity ........................................................... 26
   7.9.   Employees and Employee Benefit Plans ........................................... 26
   7.10   Reasonable Efforts ............................................................. 26
   7.11   Certain Notification ........................................................... 27
   7.12   Interneuron Obligations ........................................................ 27
   7.13   Interneuron Royalty ............................................................ 27
   7.14   SEC Filings and Transaction Costs .............................................. 28
   7.15.  Authorization for Trading; Reporting Status .................................... 28
   7.16   Intercardia Approval ........................................................... 28
   7.17   Tax Covenant ................................................................... 28

ARTICLE 8 Conditions...................................................................... 29
   8.1    Conditions to Each Party's Obligation to Effect the Merger ..................... 29
   8.2    Conditions to Obligations of Intercardia ....................................... 29
   8.3    Conditions to Obligations of Transcell and Interneuron ......................... 31

ARTICLE 9 Termination; Amendment; Waiver.................................................. 33
   9.1    Termination .................................................................... 33
   9.2    Effect of Termination .......................................................... 34
   9.3    Amendment ...................................................................... 34
   9.4    Extension; Waiver .............................................................. 34

ARTICLE 10Indemnification................................................................. 35
   10.1   Indemnification of Intercardia ................................................. 35
   10.2   Indemnification of Exchanging Stockholders ..................................... 36
   10.3   Procedures Relating to Indemnification of Tax Claims ........................... 37
   10.4   Remedies ....................................................................... 37
   10.5   Survival ....................................................................... 38
   10.6   Limitation on Liability38 10.7 Calculation of Indemnification .................. 39

ARTICLE 11General Provisions.............................................................. 39
   11.1   Survival of Representations and Warranties ..................................... 39
   11.2   Notices ........................................................................ 39
   11.3   Assignment;  Binding Effect; Third Party Beneficiaries ......................... 40
   11.4   Entire Agreement ............................................................... 40
   11.5   Governing Law .................................................................. 40
   11.6   Headings ....................................................................... 41
   11.7   Interpretation; Certain Definitions ............................................ 41
   11.8   Investigations ................................................................. 41
   11.9   Severability ................................................................... 41
   11.10  Enforcement of Agreement ....................................................... 41
   11.11  Counterparts ................................................................... 42
   11.13  Further Action ................................................................. 42
   11.14  Arbitration .................................................................... 42
   11.15  Invalidity, Etc ................................................................ 42

Schedules and Exhibits:
-----------------------


   Exhibit 4.1 Schedule of Outstanding Capital Stock, Transcell Options and Transcell Warrants

   Exhibit 7.6         Form of Press Release relating to this Agreement

   Exhibit 7.13 Form of Assignment and Assumption and Royalty Agreement to be entered into between Intercardia and Interneuron

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 2, 1998, by and among Intercardia, Inc., a Delaware corporation ("Intercardia"); Transcell Technologies, Inc. a Delaware corporation ("Transcell"); and Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron").



                              W I T N E S S E T H:

         WHEREAS, Transcell is a Delaware corporation with authorized capital stock of 50,000,000 shares of Transcell Class A Common Stock, $.001 par value ("Class A Common Stock"), 500,000 shares of Transcell Class B Common Stock, $.001 par value ("Class B Common Stock"), 2,000,000 shares of Transcell Series A Preferred Stock, $.01 par value ("Series A Preferred Stock"), 880,000 shares of Transcell Series B Preferred Stock, $.01 par value ("Series B Preferred Stock") and 2,120,000 shares of Transcell additional Preferred Stock, $.01 par value ("Additional Preferred Stock"); the authorized Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Additional Preferred Stock are hereinafter sometimes collectively referred to as "Authorized Capital Stock";

         NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined terms used herein not previously defined having the meanings as hereinafter defined), Transcell shall be merged with and into Intercardia in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement, and the separate corporate existence of Transcell shall thereupon cease (the "Merger"). Intercardia shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the DGCL.

         1.2 Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and duly filed on the Closing Date. The Merger shall become effective at the time of filing of a Certificate of Merger with the Secretary of State of Delaware or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject to Section 259 of the DGCL, at the Effective Time, all of the property, rights, privileges, powers and franchises of Transcell shall vest in the Surviving Corporation and, except as otherwise provided herein, all debts, liabilities and duties of Transcell shall become the debts, liabilities and duties of the Surviving Corporation.

                                    ARTICLE 2

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation. The Certificate of Incorporation of Intercardia in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2. Bylaws. The Bylaws of Intercardia in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and applicable law.

                                    ARTICLE 3

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1. Directors. The directors of Intercardia immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly appointed or elected and qualified or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

         3.2. Officers. The officers of Intercardia immediately prior to the Effective Time, together with such additions thereto as Intercardia shall designate, shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office from the Effective Time until their successors are duly appointed or elected in accordance with applicable law.

                                    ARTICLE 4

                            CONSIDERATION AND CLOSING

         4.1.     Purchase Price; Exchange Ratios.

         (a) At the Effective Time, each share of Authorized Capital Stock that is issued and outstanding ("Outstanding Capital Stock") immediately prior to the Effective Time (other than shares owned or held by Transcell, all of which shall be canceled as provided in Section 4.1(c), and other than shares of Dissenting Capital Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the first at Closing, as defined in Section 4.5 hereof (the "First Installment"), the second on the 15-month anniversary of Closing (the "Second Installment") and the third on the 21-month anniversary of Closing (the "Third Installment," together with the Second Installment the "Future Installments")) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series as follows:

                  (i)(A) The exchange ratios for each share of Series B Preferred Stock outstanding as of the Effective Time (the "Series B Exchange Ratios") shall be determined by dividing:

                  (I)      $4.3750 by the Initial Market Price (as defined in
                           Section 4.1(a)(iv) hereof) for the First Installment;

                  (II)     $2.4609 by the Intercardia Stock Price (as defined in
                           Section 4.1(a)(iv) hereof) determined at the 15-month anniversary of Closing for the Second Installment; and

                  (III) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment.

                  The total number of shares of Intercardia Common Stock issuable in exchange for the outstanding Series B Preferred Stock, as determined by the Series B Exchange Ratios, is sometimes referred to herein as the "Series B Purchase Price". Exhibit 4.1 sets forth the number of shares of Series B Preferred Stock outstanding as of the date hereof.

                  (B) The exchange ratios for each Class A Common Equivalent Share (the aggregate number of "Class A Common Equivalent Shares" shall be calculated by adding to the number of issued and outstanding shares of Class A Common Stock the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock and Series A Preferred Stock as determined under the provisions of the Transcell Certificate of Incorporation) outstanding (or deemed to be outstanding) as of the Effective Time (the "Class A Exchange Ratios") shall be determined by dividing:

                  (I) for the Initial Installment (the "Closing Class A Exchange Ratio"), $1.40 by the Initial Market Price multiplied by 50%; provided, however, that if the Initial Market Price is less than $15, then the Closing Class A Exchange Ratio shall be 0.0467 ($1.40 divided by $15 multiplied by 50%) and if the Initial Market Price is greater than $29, then the Closing A Exchange Ratio shall be 0.0241 ($1.40 divided by $29 multiplied by 50%); and

                  (II) for each of the Future Installments (the "Installment Class A Exchange Ratio(s)"), $1.40 by (a) the Intercardia Stock Price determined on the fifteen
                           (15) month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the twenty-one (21) month anniversary of the Closing with respect to the Third Installment, in each case multiplied by 25%.

                  The total number of shares of Intercardia Common Stock issuable in exchange for the Class A Common Equivalent Shares outstanding (or deemed to be outstanding), as determined by the Class A Exchange Ratios, is sometimes referred to herein as the "Class A Purchase Price". Exhibit 4.1 sets forth the number of Class A Common Equivalent Shares outstanding (or deemed to be outstanding) as of the date hereof.

                  (ii) Each of the outstanding warrants to purchase shares of Series B Preferred Stock (the "Transcell Warrants") as of the Effective Time shall be converted into the right to receive a replacement warrant to purchase a number of shares of Intercardia Common Stock ("Replacement Warrant") equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" shall be determined by dividing $8.75 by the Initial Market Price. The exercise price per share of Intercardia Common Stock (rounded down to the nearest cent) issuable under each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant divided by the Warrant Exchange Ratio.

                  Exhibit 4.1 sets forth, with respect to Transcell Warrants as of the date hereof, the number of underlying shares of Series B Preferred Stock and the exercise price thereof.

                  (iii) Intercardia shall assume the existing Transcell 1992 Stock Option Plan as amended (the "1992 Plan") and each of the outstanding options to purchase shares of Class A Common Stock under the 1992 Plan (the "Transcell Options") as of the Effective Time shall be converted into the right to receive a replacement option to purchase shares of Intercardia Common Stock ("Replacement Options") on terms as set forth below:

                            (A) Each Replacement Option will represent the right
                  to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Class A Exchange Ratio multiplied by two (2).

                           (B) The exercise price per share of Intercardia
                  Common Stock (rounded to the nearest cent) of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the Closing Class A Exchange Ratio multiplied by two (2).

                           (C) The term of each Replacement Option will be the
                  same as the remaining term of the corresponding Transcell Option.

                           (D) The vesting restrictions contained in each
                  Replacement Option will be the same as the vesting restrictions contained in the corresponding Transcell Options, except as otherwise agreed.

                           Exhibit 4.1 sets forth, with respect to Transcell Options as of the date hereof, the number of underlying shares of Class A Common Stock and the exercise price thereof.

                  (iv) The Series B Purchase Price and the Class A Purchase Price are sometimes collectively referred to herein as the "Aggregate Purchase Price".

                  The Aggregate Purchase Price, the Replacement Warrants and the Replacement Options are sometimes collectively referred to herein as the "Aggregate Merger Consideration".

                  The "Initial Market Price" shall mean the Intercardia Stock Price determined as of the Closing.

                  The "Intercardia Stock Price" shall mean the average of the high and the low sales prices of Intercardia Common Stock for the five
         (5) most recent trading days in which trading volume exceeds 1500 shares ending two (2) business days immediately prior to the date of determination. In lieu of issuing any fractional shares, Intercardia shall pay the holders of Outstanding Capital Stock an amount in cash equal to such fraction multiplied by the applicable Intercardia Stock Price.

                  All exchange ratios hereunder shall be calculated to four decimal places, rounding up from 0.00005.

         (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Outstanding Capital Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of shares of Outstanding Capital Stock (other than Transcell) shall thereafter cease to have any rights with respect to such shares of Outstanding Capital Stock, except the right to receive, without interest, the number of shares of Intercardia Common Stock determined by the applicable exchange ratio in accordance with Section 4.1 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Outstanding Capital Stock or, with respect to shares of Dissenting Capital Stock, payment of the appraised value of shares of Dissenting Capital Stock in accordance with Section 4.4.

         (c) Each share of Outstanding Capital Stock owned or held by Transcell immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

         (d) Each Transcell Option or Transcell Warrant, whether or not then exercisable, outstanding on the Effective Time, upon presentation to Intercardia of the option or warrant agreement or certificate representing such Transcell Option or Transcell Warrant, shall be exchangeable only as stated in this Agreement and, upon presentation to Intercardia, shall be cancelled and shall cease to exist.

         (e) If, prior to the date of either the Second or Third Installment, Intercardia enters into an agreement relating to the consolidation or merger of Intercardia or sale of all or substantially all of Intercardia's assets, the due date of any outstanding installment shall be accelerated to the time immediately prior to the specified effective date of any such transaction and the consideration payable in connection with such transaction shall be payable at the specified effective date to the persons entitled to receive the installment payments based upon the values stated in this Agreement with the Intercardia Stock Price determined as of the effective date of the closing of any such transaction.

         4.2.  Exchange of Certificates Representing Outstanding Capital Stock.

         (a) Prior to the Effective Time, Intercardia shall appoint a Transfer Agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Transfer Agent"). Intercardia shall provide the Transfer Agent with Intercardia Common Stock in amounts necessary to pay for all the shares of Outstanding Capital Stock pursuant to Section 4.1(a).

         (b) Promptly after the Effective Time, Intercardia shall cause the Transfer Agent to mail to each holder of record of shares of Outstanding Capital Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and which letter shall be in customary form and have such other provisions as Intercardia may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration applicable thereto. Upon surrender of a Certificate to the Transfer Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of the shares of Intercardia Common Stock into which shares of Outstanding Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.1, and at the installment dates set forth in Section 4.1, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the shares of Intercardia Common Stock payable upon surrender of any Certificate. In the event of a transfer of ownership of Outstanding Capital Stock which is not registered in the transfer records of Transcell, payment may be made with respect to such Outstanding Capital Stock to such a transferee if the Certificate representing such shares of Outstanding Capital Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) At and after the Effective Time, there shall be no transfers on the share transfer books of Transcell of the shares of Outstanding Capital Stock as of immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.

         (d) None of Intercardia, Transcell, the Transfer Agent or any other person shall be liable to any former holder of shares of Outstanding Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Transfer Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Transfer Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transfer Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

         4.3. Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the Outstanding Capital Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the applicable Exchange Ratios shall be appropriately adjusted.

         4.4. Dissenting Transcell Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Outstanding Capital Stock as of immediately prior to the Effective Time and which are held by holders of such shares who have not voted in favor of the Merger and have properly exercised their rights of appraisal with respect thereto (the "Dissenting Capital Stock") in accordance with Section 262 of the DGCL will not be converted into the right to receive the number of shares of Intercardia Common Stock determined in accordance with the applicable exchange ratio for their Outstanding Capital Stock unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Capital Stock will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the number of shares of Intercardia Common Stock determined in accordance with the applicable exchange ratio for their Outstanding Capital Stock, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.4, if (a) the Merger is rescinded or abandoned or (b) the stockholders of Transcell or Intercardia revoke the authority to effect the Merger, then the right of any stockholder pursuant to Section 262 of the DCGL shall cease. Transcell will give Intercardia prompt notice of any demands and withdrawals of such demands received by Transcell for appraisals of shares of Dissenting Capital Stock. Transcell shall not, except with the written consent of Intercardia, make any payment with respect to any demands for appraisal or otherwise offer to settle or settle any such demands.

         4.5. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, at 10:00 a.m., local time, as soon as practicable (but in no event more than three business days) following the satisfaction (or waiver if permissible) of the conditions set forth in Article 8 or at such other time, date or place as Intercardia, Transcell and Interneuron may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date").

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF TRANSCELL

         Except as set forth in the writing from Transcell to Intercardia that is dated the date of this Agreement and that is identified by Transcell as the disclosure letter to this Agreement (the "Transcell Disclosure Letter"), as of the date hereof and as of the Effective Time, Transcell hereby represents and warrants to Intercardia as follows:

         5.1. Existence; Good Standing; Corporate Authority. Transcell is (a) a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (b) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of Transcell (excluding any material adverse effect resulting from actions taken by Intercardia) (a "Transcell Material Adverse Effect"). Transcell has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Transcell has heretofore delivered to Intercardia true and correct copies of the Certificate of Incorporation and Bylaws of Transcell as currently in effect.

         5.2. Authorization, Validity and Effect of Agreement. Transcell has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Transcell stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Transcell of the transactions contemplated hereby have been duly and validly authorized by the Transcell Board of Directors, and no other corporate proceedings on the part of Transcell (other than Transcell stockholder approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transcell, and (assuming this Agreement constitutes the valid and binding obligation of Intercardia) constitutes the valid and binding obligation of Transcell, enforceable against Transcell in accordance with its terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) the extent to which the enforceability of the indemnification provisions contained in this Agreement may be limited by applicable laws.

         5.3. Compliance with Laws. Transcell is not in violation in any material respect of any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any federal, state, local or foreign judicial, legislative, execution, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to Transcell or any of its properties or assets, except for violations which, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions. No action, demand, requirement or investigation by any governmental entity with respect to Transcell is pending or, to the knowledge of Transcell, threatened, with respect to any of the foregoing.

         5.4. Capitalization. The authorized capital stock of Transcell consists of 55,500,000 shares of Authorized Capital Stock of which 50,000,000 shares are designated as Class A Common Stock, 500,000 shares are designated as Class B Common Stock, 2,000,000 shares are designated as Series A Preferred Stock, 880,000 shares are designated as Series B Preferred Stock and 2,120,000 are designated as Additional Preferred Stock. As of the date hereof, the following shares of Authorized Capital Stock were issued and outstanding (the "Outstanding Capital Stock") (a) 3,928,603 shares of Class A Common Stock; (b) 199,488 shares of Class B Common Stock (which are convertible into 279,696 shares of Class A Common Stock); (c) 1,460,388 shares of Series A Preferred Stock; and (d) 349,000 shares of Series B Preferred Stock. In addition, as of the date hereof, Transcell has outstanding (i) Transcell Options to purchase an aggregate of 2,963,377 shares of Class A Common Stock, (ii) Transcell Warrants to purchase an aggregate of 34,901 shares of Series B Preferred Stock, and (iii) promissory notes and convertible debentures payable to Interneuron (collectively "Intercompany Notes") in the aggregate amount of $14,296,343, including principal and accrued interest, as of December 31, 1997, the then outstanding amount of which will be contributed to the capital of Transcell at Closing. Transcell has reserved adequate shares of Authorized Capital Stock for issuance upon the exercise of outstanding Transcell Options and Transcell Warrants, and there were no stock appreciation rights or limited stock appreciation rights outstanding. Except for the Outstanding Capital Stock, Transcell Options, Transcell Warrants and Intercompany Notes, Transcell has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Transcell on any matter except an agreement to issue warrants to Interneuron which righs will be waived by Interneuron immediately prior to the Effective Time. All of the Outstanding Capital Stock is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 5.4 or in the Transcell Disclosure Letter, there are no preemptive or similar rights on the part of any holders of any class of securities of Transcell, and there are no other shares of capital stock of Transcell, no securities of Transcell convertible or exchangeable for shares of capital stock or voting securities of Transcell, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Transcell to issue, transfer or sell any shares of capital stock of, or equity interests in, Transcell. There are no outstanding obligations of Transcell to repurchase, redeem or otherwise acquire any shares of capital stock of Transcell. There are no voting trusts or other agreements or understandings to which Transcell is a party with respect to the voting of Outstanding Capital Stock.

         5.5.     Subsidiaries.  Transcell owns no subsidiaries.

         5.6. No Violation. Neither the execution and delivery by Transcell of this Agreement nor the consummation by Transcell of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or Bylaws of Transcell; (b) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any material encumbrance upon any of the properties of Transcell under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which Transcell is a party, by which Transcell or any of its properties is bound (each of the foregoing, to the extent the same have any continuing force or effect, a "Transcell Contract" and collectively, "Transcell Contracts") except where such violation would not have a Transcell Material Adverse Effect; (c) other than the filings provided for in Section 1.2, any filings under the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the filings as may be required to be made pursuant to applicable federal or state securities laws or with the Nasdaq National Market on which the Intercardia Common Stock is listed, or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Transcell Disclosure Letter in response to this clause (c), the other filings referred to in this clause (c) and consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental entity, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make individually or in the aggregate would not have a Transcell Material Adverse Effect; or (d) violate in any material respect any laws applicable to Transcell or any of its assets except for such violations which would not have a Transcell Material Adverse Effect.

         5.7. Financial Statements. Transcell has made available to Intercardia a balance sheet of Transcell at September 30, 1996 and 1997, and statements of operations, changes in stockholders' deficit and cash flows for the years then ended, certified by Coopers & Lybrand LLP, independent public accountants, and a balance sheet of Transcell at December 31, 1997 (the "1997 Balance Sheet") and statements of operations and cash flows for the three months then ended. Said financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Transcell at the 1997 Balance Sheet date and the results of its operations for the periods covered by the Financial Statements. As of the date of the 1997 Balance Sheet, Transcell had no liabilities or obligations, contingent or otherwise, except liabilities and obligations (i) in the respective amounts reflected on or reserved against in the 1997 Balance Sheet,
(ii) not required by GAAP to be included in the 1997 Balance Sheet and (iii) incurred in the ordinary course of business since the 1997 Balance Sheet date and (iv) less than $50,000 individually and $150,000 in the aggregate.

         5.8. Litigation. There are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a governmental entity) which have been filed and served on Transcell and are pending or, to the knowledge of Transcell, threatened against Transcell, at law or in equity.

         5.9. Absence of Certain Changes. Except as set forth in the Transcell Disclosure Letter, since December 31, 1997, Transcell has conducted its business only in the ordinary course of such business consistent with past practices, and there has not been (a) any Transcell Material Adverse Effect suffered by Transcell; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Outstanding Capital Stock or, except as required by Transcell's benefit plans, any repurchase, redemption or any other acquisition by Transcell of any Outstanding Capital Stock or other securities of, or other ownership interests in, Transcell; (c) any material change in accounting principles, practices or methods; (d) any increase or commitment to increase the remuneration (including salary, incentive compensation or benefits) of any director or employee of or consultant to Transcell, whether directly or indirectly (including by amendment, implementation or the entering into of any employment or employee benefit or compensation agreement, plan or arrangement), by a material amount (or, in the case of any executive officer of Transcell, by any amount) other than any changes required by the terms of any existing plan or agreement, customary changes consistent with past practices or pursuant to this Agreement; (e) any revaluation by Transcell of any of its assets other than normal recurring adjustments made in the ordinary course of business, including, without limitation, write-downs of inventory or write-offs of accounts receivable; or (f) any transaction or commitment made by Transcell to buy or sell any assets that are material to Transcell's business.

         5.10.    Taxes.

         (a) Transcell has (or will have by the Effective Time) timely filed or received timely extensions for the filing of all material tax returns required to be filed by Transcell. All such tax returns are correct and complete in all material respects. All material taxes of Transcell which are (i) shown as due on such tax returns, or (ii) to Transcell's knowledge, otherwise due and payable, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established as of the 1997 Balance Sheet date in accordance with GAAP. Transcell is not now, nor will it be in the future, required to pay any additional Taxes due for any period ending prior to the Effective Time. Transcell has either withheld and paid over to the relevant taxing authority or set aside in accounts an amount equal to all material taxes required to have been withheld and paid in connection with payments made by Transcell to employees, independent contractors, creditors or stockholders of Transcell ("Payment Taxes").

         (b) Except as set forth in the Transcell Disclosure Letter, (i) there are no material liens for taxes upon the assets of Transcell except liens for taxes not yet due; (ii) there are no material outstanding deficiencies for any taxes threatened, proposed, asserted or assessed against Transcell which are not provided for in the Financial Statements; (iii) there are no federal, state, local or foreign audits or other administrative proceedings or judicial proceedings presently pending with regard to any material taxes or tax returns required to be filed by or with respect to Transcell; (iv) Transcell has filed a tax return for federal income tax purposes on behalf of itself and not as a member of an "affiliated group" (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended ( the "Code")); (v) to Transcell's knowledge, the Internal Revenue Service has not examined any of the federal income tax returns filed by or with respect to Transcell for all periods through and including September 30, 1996; (vi) Transcell has not been a member of an "affiliated group" (as defined above) since March 31, 1996, or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes nor has any liability for the taxes of any person (other than Transcell) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; and (vii) Transcell is not a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to taxes.

         (c) Transcell is not a "U.S. real property holding company" as defined in Section 897 of the Code.

         (d) For purposes of this Agreement, (i) "tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed on Transcell by any governmental entity, and (ii) "tax return" means any return, report or similar statement required to be filed by Transcell with respect to any tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

         5.11. Employee Benefit Plans. The Disclosure Letter sets forth a complete and correct list of each "employee benefit plan" (within the meaning of section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) and each other bonus, incentive or deferred compensation, severance, retention, change in control, fringe benefit, employment or other employment compensation or benefit agreement, plan or arrangement to which Transcell is a party or is bound or in respect of which Transcell may have any material liability (collectively, the "Plans"). True and complete copies of each Plan and all documents related thereto or the funding thereof have been made available to Intercardia. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service or is an adoption of a prototype or volume submitter plan whose sponsor has received a favorable determination letter as to its qualifications under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the knowledge of Transcell, no event has occurred since the date of such determination letter that could reasonably be expected to materially and adversely affect such qualifications or tax-exempt status. No Plan is subject to section 412 of the Code or section 301 or Title IV of ERISA and, except as set forth in the Transcell Disclosure Letter, no Plan is a multiemployer plan, within the meaning of section 4001(a)(3) of ERISA. No material liability has been incurred by, and no event, transaction or condition has occurred or exists that would result in any material liability of, Transcell (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans. Each of the Plans has been operated and administered in all respects in compliance with all applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not resulted in, and will not have or result in, a Transcell Material Adverse Effect. There are no material pending or, to the knowledge of Transcell, threatened claims by or on behalf of any of the Plans, by any government entity, by any current or former employee of Transcell (collectively, the "Employees") or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits). All material contributions, premiums and expenses payable to or in respect of any Plan or the operation or administration thereof relating to any period on or prior to the date hereof have been paid, adequately accrued in the Financial Statements or incurred and relate to services rendered after the date of such Financial Statements in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement. Except as set forth in the Transcell Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Plan that has resulted or may result in any material payment (whether of severance pay or otherwise), acceleration other than vesting of certain options, forgiveness of indebtedness, vesting, distribution or increase in any compensation or benefits of any Employees or any obligation of Transcell to fund any compensation or benefits in respect of any Employee; and (ii) no payment or benefit which has been or may be made by Transcell in respect of any Employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         5.12 Labor and Employment Matters. Except as set forth in the Transcell Disclosure Letter, (a) Transcell is not a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization; and (b) there is no material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Transcell, threatened against Transcell, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of Transcell, or (iii) lockouts, strikes, slowdowns, work stoppages or similar labor activities or threats thereof by or with respect to any such employees. Transcell is in compliance in all material respects with all laws regarding employment, employment practices, terms and conditions of employment and wages.

         5.13 Brokers and Finders. No broker, dealer or financial advisor (other than Hempstead & Co. ("Hempstead")) is entitled to receive from Transcell any broker's, finder's or investment banking or other fee in connection with this Agreement or the transactions contemplated hereby.

         5.14 Opinion of Financial Advisor. Transcell has received the verbal opinion of Hempstead to the effect that, as of the date of this Agreement, the proposed terms and conditions of the Merger (assuming the Initial Market Price is not less than $10.00 per share or more than $34.00 per share) are fair from a financial point of view to the holders of the Outstanding Capital Stock other than Interneuron.

         5.15 Material Contracts. The Transcell Disclosure Letter sets forth a list as of the date hereof of all of the following contracts which are in effect as of the date hereof: (a) contracts for borrowed money or guarantees thereof other than contracts entered into in the ordinary course of business consistent with the past practice of Transcell, (b) contracts containing covenants by Transcell restricting its ability to engage in any line of business, (c) contracts involving a "strategic alliance" or similar relationship, (d) contracts involving or related to acquisitions, mergers, sales or dispositions, and (e) other contracts under which the obligation of Transcell is $10,000 or more (all contracts described in each of the categories (a) through (e) above, "Material Contracts"). All Material Contracts are, with respect to Transcell, valid and binding, in full force and effect and enforceable against Transcell, in accordance with their respective terms except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) the extent to which the enforceability of the indemnification provisions contained in this Agreement and the Royalty Agreement may be limited by applicable laws. There is not, under any such contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by Transcell, or to Transcell's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Transcell Material Adverse Effect.

         5.16 Intellectual Property: Technology. (a) The Transcell Disclosure Letter sets forth a complete and correct list of all patents and patent applications that (i) are owned or licensed to Transcell or (ii) are used or held for use, in each case, by Transcell in connection with, or that are material to, the business currently conducted or proposed to be conducted by Transcell (the "Intellectual Property"), except that the Disclosure Letter does not need to set forth inventions, processes, formulae, trade secrets, know-how or confidential information that are not disclosed in the Intellectual Property or that are not susceptible to legal protection by any statutory filing or registration with any governmental entity.

                  (a) Subject to agreements with licensors and licensees of the Intellectual Property and to the Intellectual Property Agreements, Interneuron's rights to which will be assigned to Intercardia pursuant to the Royalty Agreement, Transcell owns, or has the valid right and license to use, and the Surviving Corporation will, immediately after the Closing, own or have the valid right and license to use, all of the Intellectual Property material to the conduct of the business of Transcell as currently conducted. Subject to agreements with licensors and licensees of the Intellectual Property, Transcell owns all of its rights in and to the Intellectual Property, free and clear of any material liens.

                  (b) To the knowledge of Transcell, the conduct of the business of Transcell does not infringe the patent rights of any Person and none of the Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from or under written agreement with Transcell.

                  (c) No claim or demand of any Person has been made or, to the knowledge of Transcell, threatened, nor is there any litigation that is pending or, to the knowledge of Transcell, threatened, that (i) challenges the rights of Transcell in respect of any

         Intellectual Property, or (ii) asserts that Transcell is infringing or otherwise in conflict with, or is required to pay any material royalty, license fee, charge or other material amount with regard to, the conduct of the business of Transcell. To Transcell's knowledge, none of the Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other governmental entity.

                  (d) The Transcell Disclosure Letter sets forth a complete list of Intellectual Property that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect.

                  (e) To the knowledge of Transcell, Transcell has valid licenses to all copies of all software that is utilized by it in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by Transcell of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by Transcell or by a third party) is in material compliance with the terms and provisions of such licenses. True and correct copies of all material licenses and arrangements (including amendments, supplements, waivers and other modifications) for any and all Intellectual Property that is not owned by Transcell (including but not limited to any and all material Commercial Software) have been delivered to Intercardia. All royalties, license fees, charges and other amounts payable by, or on behalf of, to or for the account of Transcell in respect of any Intellectual Property are reflected in the Financial Statements.

         5.17 Investments. Except as disclosed in the Transcell Disclosure Letter, Transcell does not own any shares of capital stock or other securities or interest in any other Person.

         5.18 Insurance. The Transcell Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained (including Directors' and Officers' insurance) by or on behalf of Transcell. Transcell has delivered to Intercardia complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Transcell has complied in all material respects with the terms and provisions of such policies.

         5.19 Product Liability. Except as set forth in the Transcell Disclosure Letter, there are no liabilities of Transcell, fixed or contingent, asserted (a) with respect to any product liability or any similar claim that relates to any product sold or manufactured by Transcell, or (b) with respect to any claim for the breach of an express or implied product warranty or any other similar claim with respect to any products of Transcell.

         5.20 Governmental Approvals. There are no products now being manufactured, sold or distributed by Transcell which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body, whether Federal, state, local or foreign for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF INTERCARDIA

         As of the Effective Time, Intercardia hereby represents and warrants to Transcell as follows:

         6.1 Existence; Good Standing; Corporate Authority. Intercardia is (a) a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (b) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have an Intercardia Material Adverse Effect. Intercardia has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Intercardia has heretofore delivered to Transcell true and correct copies of the Certificate of Incorporation and Bylaws of Intercardia as currently in effect.

         6.2. Subsidiaries. Intercardia has no subsidiaries other than Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus"), Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"), and CPEC, Inc., a Nevada corporation ("CPEC") (collectively, the "Subsidiaries"). Unless the context indicates otherwise, all references to Intercardia include the Subsidiaries. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business, and is in good standing, in all jurisdiction of incorporation and is duly licensed or qualified to do business, and is in good standing, in all jurisdictions wherein the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary. Each Subsidiary has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Intercardia has heretofore made available to Transcell true and correct copies of the Certificate of Incorporation and Bylaws of each of its Subsidiaries as such are currently in effect. Intercardia owns approximately 80.1% of the issued and outstanding capital stock of CPEC, approximately 65.8% of the issued and outstanding capital stock of Aeolus, and approximately 79.6% of the issued and outstanding stock of Renaissance, free and clear of any security interests, liens, encumbrances, claims or charges.

         6.3. Authorization; Validity and Effect of Agreements. Intercardia has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Intercardia of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Intercardia, and no other corporate proceedings on the part of Intercardia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than Intercardia Stockholder

Approval. This Agreement has been duly and validly executed and delivered by Intercardia, and (assuming this Agreement constitutes the valid and binding obligation of Transcell) constitutes valid and binding obligations of Intercardia, enforceable against Intercardia in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application.

         6.4 Litigation. There is no judgment, decree or order pending or, to the knowledge of Intercardia or any of its directors or officers, threatened against Intercardia that would have an Intercardia Material Adverse Effect.

         6.5 No Violation. Neither the execution and delivery of this Agreement by Intercardia nor the consummation by Intercardia of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Intercardia; (b) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any material encumbrance upon any of the properties of Intercardia under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which Intercardia is a party, by which Intercardia or any of its properties is bound (each of the foregoing, to the extent the same have any continuing force or effect, an "Intercardia Contract" and collectively, "Intercardia Contracts") except where such violation would not have an Intercardia Material Adverse Effect; (c) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental entity, the lack of which individually or in the aggregate would adversely affect the ability of Intercardia to consummate the transactions contemplated hereby or (d) violate any laws applicable to Intercardia or any of its respective assets, except for such violations which individually or in the aggregate would not adversely affect the ability of Intercardia to consummate the transactions cntemplated hereby.

         6.6 Capital Stock of Intercardia. The authorized capital stock of Intercardia consists of (i) 40,000,000 shares of common stock, $.001 per share, of which 6,765,162 shares were duly and validly issued and outstanding, fully paid and non-assessable as of September 30, 1997; and (ii) 3,000,000 shares of preferred stock, $.01 per share, of which no shares are issued and outstanding. Except for options to purchase up to 1,299,923 shares of Intercardia Common Stock which were granted under Intercardia's Stock Option Plan and warrants to purchase 49,033 shares of Intercardia Common Stock, all of which are outstanding as of September 30, 1997, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Intercardia. Intercardia has reserved a sufficient number of shares of authorized Intercardia Common

Stock for issuance in the First Installment. The shares of Intercardia Common Stock issuable at Closing pursuant to the Agreement and the Royalty Agreement have been duly authorized and, when issued and paid for at the Closing, will be validly issued, fully paid and non-assessable and free of any preemptive rights and of all restrictions on transfer except under applicable federal and state securities laws. The Intercardia Common Stock is authorized for trading on the Nasdaq National Market and no suspension of trading in the Intercardia Common Stock is in effect. Except as disclosed in the Intercardia SEC Reports and as contemplated by this Agreement, no holder of Intercardia Common Stock or any security convertible into or exchangeable for Intercardia Common Stock has any registration rights with respect to such securities.

         6.7 SEC Reports; Financial Statements. Since February 1996, Intercardia has filed (x) all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission ("SEC") and Nasdaq including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all required Current Reports on Form 8-K, (E) all other reports or registration statements required under the Securities Act, or the Exchange Act, and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Intercardia SEC Reports") and (ii) any applicable state securities and authorities; and (y) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities (all such forms, reports, statements and other documents in clauses (x) and (y) of this Section
6.7 being collectively referred to as the "Intercardia Reports"). The Intercardia Reports, including all Intercardia Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Intercardia SEC Reports, the 1933 Act and the Exchange Act, as the case may be), (ii) accurately describe, in all material respects, as of their respective dates, the business then conducted by Intercardia and its Subsidiaries, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading. There is no fact known to Intercardia which has not been set forth in this Agreement or the Intercardia Reports which may have a material adverse effect on the assets, properties, results of operations or financial condition of Intercardia and its Subsidiaries (an "Intercardia Material Adverse Effect").

         6.8 Brokers and Finders. No broker, dealer or financial advisor (other than NationsBanc Montgomery Securities, Inc. ("NMSI")) is entitled to receive from Intercardia any broker's, finder's or investment banking or other fee in connection with this Agreement or the transactions contemplated hereby.

         6.9 Opinion of Financial Advisor. Intercardia has received the verbal opinion of NMSI to the effect that, as of the date of this Agreement, the proposed terms and conditions of the Merger (assuming the Initial Market Price is not less than $10.00 per share or more than $34.00 per share) are fair from a financial point of view to the holders of the Intercardia

Common Stock.

                                    ARTICLE 7
                                    COVENANTS

         7.1 No Solicitation. (a) Interneuron and Transcell shall, and shall direct and use reasonable efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Intercardia that may be ongoing with respect to an Acquisition Proposal. Transcell and Interneuron shall not, and shall not authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that Interneuron and Transcell shall be entitled to respond to unsolicited offers relating to an Acquisition Proposal in the exercise of the fiduciary duties of the Board of Directors of Transcell. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person other than Intercardia relating to any direct or indirect acquisition or purchase of any of the assets or securities of Transcell except
(x) in the ordinary course of business of Transcell consistent with the terms of this Agreement or (y) an acquisition or purchase that would not have a Transcell Material Adverse Effect.

         From the date of this Agreement until the Effective Time or, if the Merger is not consummated, for a period of two years following the date of this Agreement, and except as otherwise provided by the terms of this Agreement, Intercardia shall not solicit or encourage any officer, employee or consultant of Transcell to leave its employ or terminate any consulting relationship, for employment at, consultation with or any other role associated with the operations of Intercardia, or hire or offer employment to, or retain as a consultant any person whom Transcell employs, or retains as a consultant, provided, however, Intercardia shall be permitted to retain Dr. Daniel Kahne as a consultant for up to four (4) days per year so long as such consultation does not interfere with Dr. Kahne's consulting obligations to Transcell.

         7.2      Interim Operations.

         (a) From the date of this Agreement to the Effective Time, except as required pursuant to this Agreement, unless Intercardia has consented in writing thereto, Transcell shall:

                  (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

                  (ii) use its reasonable efforts to preserve intact its business organizations and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers and all other persons having business relationships with them except where the failure to do so would not have a Material Adverse Effect;

                  (iii) deliver, within fifteen (15) business days after the end of each accounting month, monthly financial accounts prepared internally by Transcell's management, in the same format as heretofore furnished to Intercardia, for Transcell for and as of the end of each such month; and

                  (iv) promptly notify Intercardia of any Litigation instituted or threatened against Transcell;

         (b) From the date of this Agreement to the Effective Time, unless Intercardia has consented in writing thereto, Transcell shall not:

                  (i)  amend its Certificate of Incorporation or Bylaws;

                  (ii) issue, sell, pledge or otherwise dispose of any shares of its Authorized Capital Stock (other than issuances of Authorized Capital Stock in respect of any exercise of Transcell Options or Transcell Warrants or any conversion of Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock outstanding on the date hereof), or any securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire or with respect to any such shares of Authorized Capital Stock, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of Transcell for any such shares;

                  (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

                  (iv) other than pursuant to this Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its Authorized Capital Stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;

                  (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its Outstanding Capital Stock;

                  (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its Outstanding Capital Stock;

                  (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, any Intellectual Property) except in the ordinary course of business;

                  (viii) settle or compromise any pending or threatened Litigation without Intercardia's consent (which consent will not be unreasonably withheld or delayed);

                  (ix) make any loan, extension of credit or capital contribution to, or purchase to acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (v) loans, extensions of credit, capital contributions, purchases, acquisitions or investments that are, individually and in the aggregate, of de minimis value, (w) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business (x) investments in cash and cash equivalents, (y) investments in wholly owned subsidiaries;

                  (x) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness owed to Interneuron or incurred in the ordinary course of business for equipment financing or working capital purposes pursuant to Transcell's existing credit facilities; or amend in a manner materially adverse to Transcell any of Transcell's existing credit facilities;

                  (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations in the ordinary course of business consistent with the past practice of Transcell;

                  (xii) make any material tax election (unless required by law or unless consistent with prior practice), settle or compromise any material income tax liability or amend any tax return;

                  (xiii) waive or amend any term or condition of any confidentiality or "standstill" agreement to which Transcell is a party and which relates to a business combination with Transcell or the purchase of shares or assets of Transcell;

                  (xiv) grant or amend any share-related or performance awards;

                  (xv) except with respect to agreements which are terminable at will by Transcell without any material penalty to Transcell, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of Transcell;

                  (xvi) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by this Agreement);

                  (xvii) change any accounting principles or practices used by Transcell;

                  (xviii) waive, relinquish, release or terminate any material right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited; or

                  (xix) agree in writing or otherwise to take any of the foregoing actions.

         7.3      Stockholder Approvals; Information Statement.

         (a) Transcell shall (i) call a meeting of its stockholders (the "Transcell Stockholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Transcell Stockholder Meeting as soon as practicable following the date of this Agreement, and (iii) subject to its fiduciary duties and to the provisions of Section 8.1(b), recommend to its stockholders the approval of the Merger through its Board of Directors.

         (b) Transcell will, as soon as practicable following the date of this Agreement, prepare a proxy statement or information statement (any such statement, and amendments or supplements thereto, the "Information Statement"), with respect to the Transcell Stockholder Meeting. Transcell shall give Intercardia and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Information Statement prior to its being mailed to Transcell's stockholders. As promptly as practicable after the Information Statement has been reviewed and commented on by Intercardia, and upon receipt of clearance by the SEC of the Statement or any of Intercardia's other filings made in connection with the Merger, Transcell shall mail the Information Statement to the stockholders of Transcell. If at any time prior to the approval of this Agreement by Transcell's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, Transcell will prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, Transcell shall be entitled to deliver a copy of Intercardia's Statement to its stockholders in lieu of an Information Statement to the extent such Statement complies with Transcell's disclosure obligations in connection with the Merger.

         (c) Transcell represents and warrants that the Information Statement at the time it is mailed to Transcell Stockholders will not contain any untrue statement of a material fact or omit or state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Transcell makes no representation or warranty as to any information included in the Information Statement which relates to or was provided by Intercardia. Intercardia represents and warrants that none of the information supplied by Intercardia for inclusion in the Information Statement will at the time distributed to stockholders of Transcell, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Transcell agrees to notify Intercardia a reasonable time prior to the distribution of the Information Statement of such distribution.

         (d) Intercardia shall (i) call a meeting of its stockholders (the "Intercardia Stockholder Meeting") for the purpose of, among other things, voting upon the Merger, (ii) hold Intercardia Stockholder Meeting as soon as practicable following the date of this Agreement and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger.

         (e) Intercardia will, as soon as practicable following the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4, including a proxy statement and prospectus (such statement, and amendments or supplements thereto, the "Statement"), with respect to the registration of the Intercardia Common Stock issuable in connection with the Merger and the Intercardia Stockholder Meeting. Intercardia shall as soon as practicable subsequent to the Effective Time file appropriate registration statements relating to the issuance and resale of Intercardia Common Stock underlying the Transcell Options (and, if required, the Transcell Warrants). Intercardia shall give Transcell and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Statement prior to its being mailed to Intercardia's stockholders. As promptly as practicable after the Statement has been reviewed and commented on by Intercardia, and upon receipt of clearance by the SEC of the Statement, Intercardia shall mail the Statement to the stockholders of Intercardia. If at any time prior to the approval of this Agreement by Intercardia's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Statement, Intercardia will prepare and mail to its stockholders such an amendment or supplement.

         (f) Intercardia represents and warrants that the Statement will not, at the time it is mailed to Intercardia Stockholders, contain any untrue statement of a material fact or omit or state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Intercardia makes no representation or warranty as to any information included in the Statement which was provided by Interneuron or Transcell. Transcell represents and warrants that none of the information supplied by Transcell for inclusion in the Statement will at the time distributed to stockholders of Intercardia, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Intercardia agrees to notify Transcell a reasonable time prior to the distribution of the Statement of such distribution.

         (g) Interneuron shall cause all shares of Outstanding Capital Stock owned by Interneuron to be voted in favor of the Merger, and subject to the fiduciary duties of the Board of Directors of Transcell, Transcell shall use its reasonable efforts to obtain the Transcell Stockholder Approval.

         (h) Subject to the fiduciary duties of the board of directors of Intercardia as advised by outside counsel, Intercardia shall use its reasonable efforts to obtain Intercardia Stockholder Approval.

         7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Transcell and Intercardia shall cooperate and consult with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers (collectively, "Consents") are required or to be obtained prior to the Effective Time from governmental entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents; efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such necessary action.

         7.5 Access to Information. Until the Closing, upon reasonable notice, Transcell shall, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give Intercardia and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of Transcell and their accountants, (ii) permit Intercardia to make such copies and inspections thereof as Intercardia may reasonably request and (iii) furnish Intercardia with such financial and operating data and other information with respect to the business and properties of Transcell as Intercardia may from time to time reasonably request. Intercardia agrees that, unless and until the Closing has been consummated, it and its officers, directors, agents and representatives will hold in strict confidence any confidential or proprietary data or information obtained from Transcell or Interneuron with respect to the business or financial condition of Transcell. Information generally known in the biotechnology industry or which has been disclosed to Intercardia by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Intercardia will return to Transcell (or certify that it has destroyed) all copies of such data and information and all documents prepared from such data and information.

         7.6 Publicity. The initial press release relating to this Agreement shall be a joint press release in substantially the form attached hereto as
Exhibit 7.6 and thereafter Interneuron, Transcell and Intercardia shall, subject to their respective legal obligations, obtain the prior consent of the other parties (which consent will not be unreasonably withheld or delayed) before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any national securities exchange with respect thereto.

         7.7 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         7.8      Insurance; Indemnity.

                  (a) Intercardia shall use reasonable efforts to maintain officers' and directors' liability insurance covering the parties who are currently covered in their capacities as officers and directors of Transcell with limits of $5,000,000 for coverage of acts or omissions prior to the Effective Time.

                  (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Transcell against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, Transcell and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         7.9. Employees and Employee Benefit Plans. Through December 31, 1998, Intercardia shall maintain employee compensation policies and benefit plans for its employees (who were formerly with Transcell) that, in the aggregate, are similar to the compensation policies and benefit plans of Transcell as of the date hereof. From and after the Closing, Intercardia shall honor all existing employment agreements in accordance with the terms thereof as in effect on the date hereof or as the same may be amended with the consent of the employee party thereto and Intercardia. To the extent that employees of the Surviving Corporation become eligible to participate in any employee benefit plan of Intercardia after the Effective Time, Intercardia shall cause the service of such employees with Transcell completed prior to the Effective Time to be recognized under such employee benefit plan of Intercardia for all purposes of vesting and eligibility to participate thereunder.

         7.10 Reasonable Efforts. Subject to the terms and conditions of this Agreement, Interneuron, Intercardia, and Transcell shall use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Article 8 hereof.

         7.11 Certain Notification. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8.

         7.12 Interneuron Obligations.  Interneuron shall

                  (a) as of Closing, contribute to Transcell's equity, with no cost to Transcell, all debt and open accounts payable owed to Interneuron by Transcell.

                  (b) as of Closing, cancel and waive any rights it may have to any and all warrants to purchase Authorized Capital Stock.

                  (c) as of Closing, release any and all security interests it may have in any Transcell asset, except for those in which Interneuron's guaranty remains after closing.

         7.13 Interneuron Royalty. At Closing, Intercardia and Interneuron will enter into an Assignment and Assumption and Royalty Agreement substantially in the form attached hereto as Exhibit 7.13 (the "Royalty Agreement"), pursuant to which (i) Interneuron will assign to Intercardia, and Intercardia will assume, any and all of Interneuron's rights and obligations to and in the Research Collaboration and License Agreement by and among Merck & Co., Inc., Transcell and Interneuron dated as of June 30, 1997 (the "Merck Agreement"), the Research Agreements by and between the Trustees of Princeton and Interneuron dated April 29, 1997, relating to "Construction of a Vancomycin Library" and "Towards a Map of the Active Site of MurG" (the "Princeton Research Agreements"), and the Side Agreement by and among Merck & Co., Inc., Transcell, the Trustees of Princeton University and Interneuron effective as of June 30, 1997 (the "Side Agreement"), the Agreement to License effective as of June 30, 1997 by and between Princeton and Interneuron ("Agreement to License") and any license agreement entered into under the Agreement to License (collectively, the "Intellectual Property Agreements"); and (ii) Interneuron shall agree to continue to guarantee (the "Guaranties") Transcell's building and equipment lease obligations until those obligations can be terminated on the terms and conditions set forth in the Royalty Agreement.

         In consideration for the above promises and assignment of rights by Interneuron, Intercardia will pay to Interneuron THREE MILLION DOLLARS ($3,000,000) in Intercardia Common Stock at Closing, based upon the Initial Market Price as determined according to Section 4.1(a)(iv) and certain royalties resulting from the commercialization of compounds under the Intellectual Property Agreements, on the terms and conditions set forth in the Royalty Agreement.

         7.14 SEC Filings and Transaction Costs. Intercardia, Interneuron and Transcell shall cooperate to assist Intercardia in preparing and filing an Intercardia registration statement (including the Statement) with the SEC. Each party shall pay its own legal, accounting, valuation and other costs associated with this transaction, but any transaction costs incurred by Transcell which are not paid prior to Closing will be paid by or reimbursed by Interneuron. Interneuron shall fund all of Transcell's operating costs through Closing, provided however, without Interneuron's approval, Interneuron's cumulative average monthly net funding requirements from October 1, 1997 until Closing shall not exceed $700,000 per month plus any payments made for costs incurred in connection with this Merger. As of Closing, Transcell shall not have any open accounts payable which have not been paid within thirty days of the invoice date, calculated in accordance with GAAP. Any and all payments due on all other Transcell liabilities shall be paid when due and shall be current as of Closing. Interneuron shall reimburse Intercardia for any amounts which, as of Closing, exceed these accounts payable and liability provisions.

         7.15 Authorization for Trading; Reporting Status. Intercardia shall cause the Intercardia Common Stock to be authorized for trading on the Nasdaq National Market at such time as it shall be required to file any additional listing application and shall file such additional listing application or other reports required in connection with such authorization on a timely basis. Intercardia shall file all reports required to be filed with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act, and Intercardia shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. Intercardia shall use its best efforts to maintain, authorize and reserve a sufficient number of shares of authorized Intercardia Common Stock for issuance in the First Installment, the Second Installment and the Third Installment, including, if necessary, amending its Certificate of Incorporation.

         7.16 Intercardia Approval. Intercardia agrees not to withhold unreasonably its consent of any action proposed to be taken by Transcell for which Intercardia's consent is required under this Article VII.

         7.17 Tax Covenant. Intercardia shall take no action, without the consent of Interneuron, for a period of two (2) years subsequent to the Effective Time to disqualify the Merger from qualifying as a tax-free reorganization under Section 368 of the Code. In particular (i) except for fractional share interests Intercardia has no plan or intention to reacquire any of the Intercardia Common Stock issuable in connection with the Merger and Intercardia has not created a stock repurchase program in connection with the Merger; (ii) Intercardia has no plan or intention to sell or otherwise dispose of any of the assets of Transcell acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code; and (iii) after the Merger, Intercardia will continue the historic business of Transcell or use a significant portion of Transcell's historic business assets in a business.


                                    ARTICLE 8
                                   CONDITIONS

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, any one or more of which may be waived:

                  (a) Stockholder Approvals. Intercardia Stockholder Approval and Transcell Stockholder Approval shall have been obtained.

                  (b) Other Approvals. Other than the filing provided for by
         Section 1.3, all Consents and Regulatory Filings which are necessary for the consummation of the Merger, other than Consents and Regulatory Filings the failure to obtain or make which would, individually and in the aggregate, be immaterial to the Surviving Corporation or which would, individually and in the aggregate, not have a Material

         Adverse Effect on the Merger, shall have been filed, occurred or been obtained (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any governmental authority or other person restraining, enjoining or otherwise preventing (or seeking to restrain, enjoin or otherwise prevent) the consummation of any of the transactions contemplated by this Agreement shall be pending or threatened.

         8.2 Conditions to Obligations of Intercardia. The obligation of Intercardia to effect the Merger is subject to the satisfaction of the following conditions unless waived by Intercardia:

                  (a) Representations and Warranties. The representations and warranties of Transcell and Interneuron set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Intercardia shall have received a certificate signed on behalf of Transcell by its Chairman or Chief Executive Officer and its Chief Financial Officer or other acting executive officer performing duties equivalent to those of a "chief financial officer" to such effect. Transcell shall be entitled, as of the Closing Date, to supplement the representations and warranties set forth in this Agreement to reflect changes occurring between the date of this Agreement and the Closing by giving written notice to Intercardia on or before the Closing, provided, however, Intercardia shall not be obligated to effect the Merger to the extent that any such update would, individually or in the aggregate have a Material Adverse Effect on the Merger; provided however that, if the Closing occurs, neither Transcell nor any of its stockholders shall have any liability under Article 10 or otherwise for breach of representation or warranty with respect to matters disclosed in the amended or supplemented representations or warranties.

                  (b) Performance of Obligations of Transcell. Transcell shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Intercardia shall have received a certificate signed on behalf of Transcell by its Chairman or Chief Executive Officer and its Chief Financial Officer or other acting executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

                  (c) Burdensome Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity which, in connection with the grant of any Regulatory Approval, imposes any requirement upon Intercardia, or Transcell to (i) dispose of any asset which is material to such person, or (ii) materially restrict or curtail the current operations or activities of such person or any of its affiliates.

                  (d) FIRPTA Certificate. Intercardia shall have received such affidavits or certifications in form and substance reasonably satisfactory to Intercardia as are necessary to exempt the Merger from the provisions of section 1445 of the Code.

                  (e) Price Protection. The Initial Market Price as determined by Section 4.1(a)(iv)(A) is not less than $10.00 per share or more than $34.00 per share.

                  (f) Fairness Opinions. Intercardia shall have received and accepted the opinion of NMSI to the effect that, as of the date hereof, the consideration to be paid to the security holders of Transcell pursuant to this Agreement, is fair from a financial point of view, to Intercardia. Intercardia shall have received a copy of the Transcell fairness opinion prepared by Hempstead and shall in its sole discretion be satisfied with the contents of such opinion.

                  (g) Princeton License. The license agreement currently being negotiated by Interneuron with Princeton University will be completed and all initial payments due thereunder upon execution of such agreement will be paid prior to Closing.

                  (h) Limitation on Liabilities. As of Closing, the liabilities associated with Transcell's building obligations and capital lease obligations shall not exceed $491,000 and $1,509,000, respectively, without the written consent of Intercardia, unless incurred in the ordinary course of business.

                  (i) SEC Matters. The SEC shall have declared effective the Statement for the registration of the Intercardia Common Stock constituting the Aggregate Merger Consideration under the 1933 Act. No stop order suspending the effectiveness of the Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Statement, shall have been initiated or to the knowledge of Intercardia threatened by the SEC. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the Intercardia Common Stock constituting the Aggregate Merger Consideration shall have been listed with the Nasdaq National Market.

                  (j) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all Outstanding Capital Stock, voting as a single class, at the Transcell stockholder meeting (the "Transcell Stockholder Approval") to adopt this Agreement shall have been obtained and shall be the only vote of the holders of any class or series of the Outstanding Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  (k) Absence of Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Transcell Material Adverse Effect. As of the Closing Date, Intercardia shall have received a certificate to such effect signed on behalf of Transcell by its Chief Executive Officer and Chief Financial Officer.

                  (l) Intercompany Agreement. The Intercompany Agreement between Interneuron and Transcell, dated as of June 30, 1997, shall have terminated.

         8.3 Conditions to Obligations of Transcell and Interneuron. The obligations of Transcell and Interneuron to effect the Merger are subject to the satisfaction of the following conditions unless waived by Transcell and
Interneuron:

                  (a) Representations and Warranties. The representations and warranties of Intercardia set forth in this Agreement shall be true and correct in all material respects, in either case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Transcell shall have received a certificate signed on behalf of Intercardia by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (b) Performance of Obligations of Intercardia . Intercardia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transcell shall have received a certificate signed on behalf of Intercardia by its Chief Executive Officer and its Chief Financial Officer to such effect.

                  (c) Price Protection. The Initial Market Price as determined by Section 4.1(a)(iv)(A) is not less than $10.00 per share or more than $34.00 per share.

                  (d) Fairness Opinion. Transcell shall have received and accepted the opinion of Hempstead to the effect that, as of the date hereof, the consideration to be paid to the security holders of Transcell pursuant to this Agreement, is fair from a financial point of view, to stockholders of Transcell (other than Interneuron). Transcell shall have received a copy of the Intercardia fairness opinion prepared by NMSI and shall in its sole discretion be satisfied with the contents of such opinion.

                  (e) SEC Matters. The SEC shall have declared effective the Statement for the registration of the Intercardia Common Stock constituting the Aggregate Merger Consideration under the 1933 Act. No stop order suspending the effectiveness of the Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Statement, shall have been initiated or to the knowledge of Intercardia threatened by the SEC. All necessary state securities and blue sky permits approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the Intercardia Common Stock constituting the Aggregate Merger Consideration shall have been listed with the Nasdaq National Market.

                  (f) Voting Requirements. The affirmative vote of the holders of a majority of the issued shares of Common Stock of Intercardia, voting as a single class, which are voted at a duly called Intercardia Stockholder Meeting (the "Intercardia Stockholder Approval"), to adopt this Agreement shall have been obtained and shall be the only vote of the holders of any class or series of shares of Intercardia necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  (g) Confirmation. Intercardia shall confirm to Transcell that, as of the time of execution hereof and the time of the Closing, after a review of the Transcell Disclosure Letter, neither Clayton I. Duncan nor Richard W. Reichow has, in connection with their performance of due diligence related to the Merger, received or reviewed information which if omitted from the Transcell Disclosure Letter would at such date and time cause the Transcell Disclosure Letter to be incorrect or incomplete in any material respect and Transcell shall have received a certificate signed on behalf of Intercardia by Messrs. Duncan and Reichow to such effect.

                  (h) Absence of Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in an Intercardia Material Adverse Effect. As of the Closing Date, Transcell shall have received a certificate to such effect signed on behalf of Intercardia by its Chief Executive Officer and Chief Financial Officer.

                                    ARTICLE 9
                         TERMINATION; AMENDMENT; WAIVER

         9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Transcell Stockholder Approval or Intercardia Stockholder Approval:

                  (a) by mutual written consent of Transcell, Interneuron and Intercardia;

                  (b)      by any of Transcell, Interneuron or Intercardia:

                           (i) if the Merger shall not have been consummated by
                  May 31, 1998, provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii) if Transcell Stockholder Approval shall not have
                  been obtained at a Transcell Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof (or pursuant to a written consent in lieu thereof);

                           (iii) if Intercardia Stockholder Approval shall not
                  have been obtained at an Intercardia Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                           (iv) if any governmental entity shall have issued a
                  judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition (collectively, "Restraints") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Restraint or other action shall have become final and nonappealable.

                  (c) by Intercardia, if Transcell shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Transcell of such breach provided, that such 30-day period shall be extended for so long as Transcell shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure.

                  (d) by Intercardia, if Transcell, or any of its directors, employees, representatives or agents shall take any of the actions proscribed by Section 7.1, unless such action was taken by a director, employee, representative or Agent and was inadvertent, provided that, upon learning of such violation, Transcell forthwith gives Intercardia notice thereof and takes all reasonable action requested by Intercardia to cure such violation and to ensure future compliance with Section 7.1;

                  (e) by Transcell, if Intercardia shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or if Intercardia shall have failed to satisfy the condition set forth in Section 8.3(b) prior to the date set forth in Section 9.1(b)(i) (and all other conditions set forth in Sections 8.1 (other than obtaining Intercardia Stockholder Approval) and 8.2 have been satisfied or waived), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or (b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Intercardia of such breach, provided that such 30 day period shall be extended for so long as Intercardia shall be making all reasonable attempts to cure such breach unless the breach is not susceptible of a cure.

         9.2 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 9.1 hereof, this Agreement, except for the provisions of Sections 7.6, 9.2 and 11.5, shall terminate, without any liability on the part of any party to this Agreement for breach of this Agreement. Such a termination will not prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, reasonable attorneys' fees.

         9.3 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Transcell, and Intercardia at any time before or after Transcell Stockholder Approval is obtained but, after such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of Transcell's stockholders hereunder without the approval of such stockholders as required by law. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors of Transcell and Intercardia, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 Indemnification of Intercardia. The stockholders of Transcell (hereinafter the "Exchanging Stockholders") agree to indemnify and hold harmless Intercardia and its successors and assigns (individually an "Acquiror Indemnitee", and collectively the "Acquiror Indemnitees") from, against, and in respect of the following:

                  (a) any and all losses, damages, deficiencies or liabilities caused by or resulting or arising from: (i) any breach of the representations and warranties of Transcell contained in this Agreement; (ii) any failure by Transcell or Interneuron to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Transcell or Interneuron, as applicable, prior to the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Transcell or Interneuron, as applicable, after the Closing; or (iii) taxes due for periods ending prior to the Effective Time, including Payment Taxes; and

                  (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Acquiror Indemnitees or in connection with investigating, defending, settling (with the consent of Interneuron, which shall not be unreasonably withheld) or prosecuting any action, suit, proceeding or claim against any of the Acquiror Indemnitors hereunder), directly incident to such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Acquiror Indemnitee in respect of which such Acquiror Indemnitee proposes to demand indemnification, such Acquiror Indemnitee shall notify Interneuron thereof within twenty (20) days after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Acquiror Indemnitee, and an explanation of the Acquiror Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit. Subject to rights of or duties to any insurer or other third Person having liability therefor, Interneuron shall have the right within 20 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if Transcell or Interneuron shall have exercised its right to assume such control, the Acquiror Indemnitees: (X) may, in their sole discretion and expense, employ counsel to represent them (in addition to counsel employed by Interneuron) in any such matter, and in such event counsel selected by Interneuron shall be required to reasonably cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror Indemnitee; and (Y) shall, at its own expense, make available to Interneuron those employees of the Acquiror Indemnitees whose assistance, testimony or presence is reasonably deemed by Interneuron necessary or beneficial to assist Interneuron in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses o the Acquiror Indemnitees.

         10.2 Indemnification of Exchanging Stockholders. Intercardia agrees to indemnify and hold harmless the Exchanging Stockholders and their respective successors and assigns (individually a "Transferor Indemnitee", and collectively the "Transferor Indemnitees") from, against and in respect of:

                  (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to: (i) any breach of the representations and warranties of Intercardia contained in this Agreement; and (ii) any failure by Intercardia to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated or any covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Intercardia prior to or in connection with the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Intercardia after the Closing; and

                  (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Transferor Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Intercardia hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Transferor Indemnitee in respect of which such Transferor Indemnitee proposes to demand indemnification, such Transferor Indemnitee shall notify Intercardia thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Transferor Indemnitees and an explanation of the Transferor Indemnitees' contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Transferor Indemnitee to give such notice shall not relieve Intercardia of its obligations under this Section 10.2 if the Transferor Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) Intercardia shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Intercardia shall have the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if Intercardia shall have exercised its right to assume such control, the Transferor
Indemnitees: (X) may, in their sole discretion and expense, employ one counsel to represent them (in addition to counsel employed by Intercardia) in any such matter, and in such event counsel selected by Intercardia shall be required to cooperate with such counsel of the Transferor Indemnitees in such defense, compromise or settlement for the purpose of informing and sharing information with such Transferor Indemnitees; and (Y) shall, at their own expense, make available to Intercardia those employees of Transcell whose assistance, testimony or presence is reasonably deemed y Intercardia necessary or beneficial to assist Intercardia or Interneuron in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

         10.3 Procedures Relating to Indemnification of Tax Claims. If an inquiry shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Acquiror Indemnitee relating to Payment Taxes (a "Tax Claim"), Intercardia shall as promptly as reasonably practicable notify Interneuron in writing of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Interneuron has been actually prejudiced as a result of such failure.

         With respect to any Tax Claim, Intercardia shall control proceedings in connection with such Tax Claim (including selection of counsel reasonably acceptable to Interneuron) and Interneuron shall be entitled to participate in any such proceedings and, without limiting the foregoing, Intercardia may pursue or forego administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and Intercardia may either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that (i) Interneuron shall have no liability for indemnification under this Section 10 for any Tax Claims if any payment of the tax claimed was made by Intercardia without Interneuron's prior written consent, which consent shall not be unreasonably withheld, and (ii) Interneuron may, upon written request, assume control of such proceedings including, without limiting the generality of the foregoing, assuming the rights of Intercardia in the preceding clause and Intercardia shall be entitled to continue to participate in any such proceeding.

         Intercardia and Interneuron shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and in making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         10.4 Remedies. Notwithstanding any provision to the contrary in this Agreement, the indemnification rights set forth in this Article 10, all of which are subject to the terms, limitations and restrictions of this Article 10, and the enforcement thereof and collection thereunder, shall be the exclusive remedy after Closing with respect to claims relating to the subject matter of this Agreement or certificates to be delivered at Closing hereunder. Such limitations set forth in this Section 10.4 shall not impair the rights of any of the parties to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 11.11 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         10.5 Survival. Notwithstanding anything herein to the contrary, this
Article 10 shall survive termination of this Agreement without limitation; provided however, that this survival shall not extend a liability otherwise limited by Article 9, and no indemnifying party shall be liable for any claim for indemnification initially asserted by an indemnified party pursuant to any provision of this Agreement after the date which is eighteen (18) months after the Effective Time except for indemnification relating to Section 5.4 (relating in any manner to employment tax matters) and Section 5.10 (relating in any manner to Class A Common Stock or the calculation of Class A Common Stock Equivalents) which indemnity obligation shall survive without limitation so long as notice of such indemnity obligation is given to the indemnifying party on a timely basis.

         10.6     Limitation on Liability.

         (a) Notwithstanding any provision to the contrary in this Article 10, no claim, either individually or in the aggregate, for indemnification hereunder, shall be valid and assertable unless such claims in the aggregate are equal to or greater than $75,000 (the "Basket Deductible"), in which case, subject to the limitations set forth in Section 10.9(b), the indemnifying party shall be liable for amounts relating back to amounts in excess of $50,000.


         (b) In no event shall the aggregate liability of any of the Exchanging Stockholders for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed the aggregate market value of his pro rata share of the Aggregate Merger Consideration as of the Closing Date; provided, however, the aggregate amount of the indemnity obligation under Article 10 (except those relating to a breach or breaches of Section 5.10, relating in any manner to Class A Common Stock or the calculation of Class A Common Equivalent Shares) shall not exceed One Million Five Hundred Thousand ($1,500,000) Dollars. Notwithstanding anything to the contrary stated above, the indemnity obligation relating to a breach or breaches of Section 5.4 relating in any manner to Payment Taxes shall not be an obligation of any Exchanging Stockholder other than Interneuron, as to whom it shall be unlimited. In no event shall the aggregate liability of Intercardia and Transcell for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed One Million Five Hundred Thousand ($1,500,000) Dollars.

         (c) The Exchanging Stockholders shall have no claim or right to action against Transcell for recovery of any indemnity obligation hereunder;

         (d) Transcell hereby appoints Interneuron to act on behalf of the Exchanging Stockholders with respect to all matters under this Article 10.

         10.7 Calculation of Indemnification. The amount of indemnification payable by an indemnifying party under this Article 10 shall be (a) reduced by any insurance proceeds received by the indemnified party with respect to the claim for which indemnification is sought and (b) reduced by the amount of any net tax benefits realized by the indemnified party. If the amount to be netted under this Section 10.7 (the "Reduction Amount") from any payment required under this Article 10 is determined after payment by the indemnifying party of any amount otherwise required to be paid to an indemnified party pursuant to this
Article 10, the indemnified party shall promptly upon such determination repay the Reduction Amount to the indemnifying party.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of eighteen (18) months, provided, however, that representation and warranties set forth in Section 5.4 (relating in any manner to employment tax matters) and Section 5.10 (relating in any manner to Class A Common Stock or the calculation of

Class A Common Stock Equivalents) shall survive the Effective Time without limitation

         11.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:



 If to Intercardia                         With a copy to:

   Post Office Box 14287                    Wyrick Robbins Yates & Ponton LLP
   3200 East Highway 54                     4101 Lake Boone Trail - Suite 300
   Cape Fear Building, Suite 300            Raleigh, North Carolina  27670
   Research Triangle Park, NC 27709         Telephone:    919-781-4000
   Telephone:  919-558-8688                 Facsimile:    919-781-4865
   Facsimile:   919-544-1245                Attention:    Larry E. Robbins, Esq.
   Attention:   Clayton I. Duncan

 If to Transcell:                          With a copy to:

   Transcell Technologies, Inc.             Bachner Tally Polevoy & Misher LLP
   8 Cedar Brook Drive                      380 Madison Avenue, 18th Floor
   Cranbury, NJ  08512                      New York, NY  10017
   Telephone:  609-655-6900                 Telephone:    212-687-7000
   Facsimile:   609-655-6960                Facsimile:    212-682-5729
   Attention:   Glenn L. Cooper, M.D.       Attention:    Jill M. Cohen, Esq.

 If to Interneuron:                        With a copy to:

   Interneuron Pharmaceuticals, Inc.        Bachner Tally Polevoy & Misher LLP
   99 Hayden Avenue                         380 Madison Avenue, 18th Floor
   Lexington, MA  02173                     New York, NY  10017
   Attention:   Glenn L. Cooper, M.D.       Telephone:    212-687-7000
   Facsimile:   617-862-3859                Facsimile:    212-682-5729
                                            Attention:    Jill M. Cohen, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         11.3 Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit to the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.4 Entire Agreement. This Agreement, the Disclosure Letter, the Schedules and the Exhibits, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto including, without limitation, the letter dated November 5, 1997 by and among Intercardia, Transcell and Interneuron.

         11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Transcell and Intercardia hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

         11.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         11.7 Interpretation; Certain Definitions. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock or issued share capital, other than directors' qualifying shares, are beneficially owned by such other party.

         11.8 Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

         11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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



         11.10    Enforcement of Agreement.

         (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonably attorneys' fees and disbursements, and court costs.

         11.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         11.12 Knowledge. Intercardia hereby agrees that to the extent that any representation or warranty of Transcell contained in this Agreement is untrue or incorrect and Intercardia had actual knowledge of such untruth or inaccuracy prior to the execution of this Agreement, (i) Intercardia shall have no rights under this Agreement with respect to such untruth or inaccuracy and (ii) any such representation or warranty shall be deemed to be amended to the extent necessary to render it consistent with the actual knowledge of Intercardia; provided, however, the provisions of this Section 11.12 shall not apply to warranties or representations relating to Payment Taxes or the calculation of Class A Common Equivalent Shares. The knowledge of Intercardia shall be defined as the actual knowledge of Clayton I. Duncan or Richard W. Reichow.

         11.13 Further Action. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

         11.14 Arbitration. The parties agree that they shall attempt in good faith to settle any controversy or claim arising out of or relating to this Agreement, or any breach hereof by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held in Wilmington, Delaware. Any arbitration award shall be final and conclusive and shall be binding upon the parties and a judgment may be entered in the highest state or federal court of Delaware having jurisdiction.

         11.15 Invalidity, Etc. Should any provision of this Agreement be held by a court of arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a party hereof and treated as though originally set forth in this Agreement. The parties further agreed that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more provisions of this

Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and caused the same to be duly delivered on their behalf on the day and year first written above.

                      TRANSCELL TECHNOLOGIES, INC.



                        By:/s/ Glenn L. Cooper
                           ------------------
                               Glenn L. Cooper
                               Acting President and CEO



                        INTERNEURON PHARMACEUTICALS,
                            INC.



                        By:/s/ Glenn L. Cooper
                           ------------------
                               Glenn L. Cooper
                               President and CEO


                        INTERCARDIA, INC.




                        By:/s/ Clayton Duncan
                           ------------------
                               Clayton Duncan
                               President and CEO